EXHIBIT 4

                                            August 28, 1997

Chemed Corporation
2600 Chemed Center
Cincinnati, OH 45202

Dear Sir or Madam:

         In connection with the Registration Statement on Form S-8 to be filed by Chemed Corporation (the "Corporation") with the Securities and Exchange Commission covering shares of the Corporation's capital stock, par value $1 per share (the "Capital Stock"), to be issued pursuant to the Corporation's 1997 Stock Incentive Plan (the "Plan"), you have requested me as Vice President and Secretary to the Corporation to render my opinion with respect to the matters to which reference is made herein.

         I have examined and am familiar with the Certificate of Incorporation and By-laws of the Corporation, the minutes of the meetings of its directors and stockholders, the Plan and the stock incentives to be granted pursuant thereto.

         Based upon the foregoing, I am of the opinion that the shares of Capital Stock issued pursuant to the stock incentives granted pursuant to and in accordance with the terms of the Plan will, when issued in accordance with the terms of said stock incentives, be validly issued and outstanding, fully paid and non-assessable shares of Capital Stock of the Corporation.

         I hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

                                   Sincerely,

                                   /s/ Naomi C. Dallob
                                   Naomi C. Dallob
                                   Vice President and Secretary


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